Exhibit 10.2

AMENDMENT NO.1 TO

SHARE EXCHANGE AGREEMENT

This Agreement (the “Amendment Agreement”) is the first amendment to the Share Exchange Agreement dated the January 13, 2015 (“Exchange Agreement”), by and among Discovery Gold Corporation, a Nevada corporation (the “Parent”), SMM Manufacturing, Inc., a California corporation (the “Company”), and the Shareholders of the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Exchange Agreement, as amended or supplemented from time-to-time, including all attachments, schedules and exhibits thereto.

In consideration of the mutual covenants and agreements contained herein and in the Exchange Agreement, the parties agree to amend the Exchange Agreement effective immediately as follows:

1.	Section 7.09 of the Exchange Agreement is hereby amended in its entirety to state:

SECTION 7.09 Funding by the Company. Upon execution of this Agreement, the Company shall provide funding in the amount of $25,000 to Parent, of which $20,000 shall be used to pay the auditor for the audit and review of the Parent’s financial statements included in the Parent’s reports that shall have been filed with the SEC on or prior to the Closing and the SEC filings fees; and $5,000 shall be used to pay  the first month of TotalCFO, LLC’s work (the balance of which will still be funded by the Company pursuant to Section 7.02(i)  above) In addition, the Company shall continue funding Parent for up to an additional $25,000 to cover the audit fees and filing fees of Parent through the Closing. These funds shall be distributed to Parent in the amount of $5000 to $10,000 on the first day of each month as requested. In the event that Parent fails to file its delinquent reports with the SEC by the 120th day from the date of execution of this Agreement, subject to a 30-45 day good faith extension, the above referenced funds advanced by the Company to Parent may, at the Company’s option, become a 5%promissory note, due and payable to the Company upon consummation of a financing of $500,000. The Company may, at its discretion, further extend the deadline for the Patent to file its delinquent reports with the SEC if Parent fails to do so within the extended deadline. However, if the Company fails to provide Company Financial Statements by the 120th day from the date of execution of this Agreement, the Company shall forfeit the advanced funds to Parent. In addition, the Company shall pay Parent’s owed Taxes in an amount estimated to be no more than $2,000 in total prior to the Closing. If Company fails to timely provide said financials or to make the payments under this Section 7.09 or Section 7.02, then Parent may, upon five days written notice, terminate this Agreement without any obligation to Company or Shareholders.

2.	All other provisions and terms of the Exchange Agreement shall remain the in effect in accordance with their original terms.

IN WITNESS WHEREOF, this Amendment Agreement was duly executed on this 21st day of January 2015.

The Parent:
DISCOVERY GOLD CORPORATION
By: /s/ Stephen E. Flechner
Name:  Stephen E. Flechner
Title: Chief Executive Officer
The Company:
SMM MANUFACTURING, INC.
By: /s/ Juan Carlos Baselli
Name: Juan Carlos Baselli
Title: Chief Executive Officer

The Shareholders:

/s/ Juan Carlos Baselli
Juan Carlos Baselli
Number of Company Shares: 4500

/s/ Spencer Blua
Spencer Blua
Number of Company Shares: 4500

Wrench Advisors

/s/ Timothy Gormley
By: Timothy Gormley
Title: Managing Member
Number of Company Shares: 1000